UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2010 (April 12, 2010)

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A amends the Current Report on Form 8-K of CIBER, Inc. (“CIBER” or the “Company”) dated and filed April 12, 2010, pursuant to Instruction 2 to Item 5.02 of Form 8-K, to provide information that was not available at the time of the original Form 8-K.  The original Form 8-K was filed to report changes in CIBER’s leadership, including the appointment of Peter H. Cheesbrough as interim president and chief executive officer of the Company, effective as of April 11, 2010.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On June 2, 2010, the board of directors of CIBER, Inc. (“CIBER” or “the Company”) approved changes to Peter H. Cheesbrough’s compensation in connection with his appointment as interim president and chief executive officer, pursuant to a recommendation by the compensation committee.  Beginning effective April 11, 2010, and during the period of time that Mr. Cheesbrough performs his duties as interim president and chief executive officer, he will receive salary payments commensurate with an annual base salary of $500,000, and he is also eligible for a pro-rated annual cash bonus award target of $334,000, calculated as a percentage of his increased base salary.  Additionally, the equity award targets that Mr. Cheesbrough is eligible to receive through his participation in the Company’s equity incentive programs are being increased in the same proportion as the increases in his base salary and annual cash bonus award target.  The components of Mr. Cheesbrough’s annual cash bonus award calculation and equity incentive programs in which he participates remain as outlined in the 2010 Proxy Statement filed with the Securities and Exchange Commission on April 23, 2010.  Finally, the terms in Mr. Cheesbrough’s employment agreement related to termination of his employment other than for cause were amended to provide that Mr. Cheesbrough shall receive severance compensation equal to his pro-rated bonus for the year of termination to the extent performance targets are actually achieved and 12 months base salary, plus a sum equal to Mr. Cheesbrough’s target bonus for the year of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, Inc.

Date: June 3, 2010	By:	/s/ Christopher L. Loffredo
Christopher L. Loffredo
Vice President and Chief Accounting Officer